UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 15, 2008

CARPENTER TECHNOLOGY CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	1-5828	23-0458500
(State of or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)

P.O. Box 14662 Reading, Pennsylvania		19612-4662
(Address of principal executive offices)		(Zip Code)

(610) 208-2000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 13, 2008, the Board of Directors declared a quarterly cash dividend of $.18 per share of common stock, payable December 4, 2008, to shareholders of record on October 28, 2008. The ex-dividend date (the date on which the common stock will trade without the dividend) is October 24, 2008.

The Board of Directors also approved fiscal year 2009 compensation for non-employee members of the Board of Directors.  With the exception of a $5,000 increase (to $15,000) in the annual retainer for the director serving as chair of the Audit/Finance Committee, the annual retainers remained unchanged from fiscal year 2008:  each director receives $90,000 (50% in cash and 50% in stock units), the chairs of the Corporate Governance Committee and Human Resources Committee each receives an additional cash retainer of $10,000, and the chair of the Science and Technology Committee receives an additional cash retainer of $5,000.

Each director was also granted options to purchase 8,000 shares of common stock under the Company’s Stock-Based Compensation Plan for Non-Employee Directors, at an exercise price of $22.35 per share (the closing sale price of the Company’s common stock on the NYSE on the grant date).  The options vest in one year and expire ten years after the grant date.  In setting the number of option shares for the fiscal year 2009 grants to directors, the Board of Directors considered the aggregate value of those option grants relative to the options granted as part of fiscal year 2008 compensation for directors.  Using the Black-Scholes-Merton valuation methodology for options, as of the respective dates of the grants for fiscal years 2009 and 2008, the aggregate value of the options granted to each director for fiscal year 2009 is $58,824 compared to an aggregate value of $75,496 for the options that were granted to each director for fiscal year 2008.

The overall fiscal year 2009 compensation package for members of the Board of Directors is within the 68th percentile of the Company’s peer group.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARPENTER TECHNOLOGY CORPORATION

By	/s/ Oliver C. Mitchell, Jr.
Oliver C. Mitchell, Jr.
Senior Vice President and Secretary

Date:  October 15, 2008